UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D
                               AMENDMENT NO.7

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934



                     Interstate Hotels & Resorts, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                 Common Stock (Par Value $ 0.01 Per Share)
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                46088S 10 6
--------------------------------------------------------------------------------
                               (CUSIP Number)



                         Jonathan L. Mechanic, Esq.
                  Fried, Frank, Harris, Shriver & Jacobson
                             One New York Plaza
                             New York, NY 10004
                               (212) 859-8000

                             Hughes & Luce LLP
                              1717 Main Street
                                 Suite 2800
                              Dallas, TX 75201
                               (214) 939-5425
--------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications)

                               June 30, 2006

--------------------------------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LB INTERSTATE GP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,098,313

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,098,313

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,098,313*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   3.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LB INTERSTATE LP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       1,129,973

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED                           0
     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
    PERSON                         1,129,973
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,129,973*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.7%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,855,745 outstanding shares, representing (i) 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006 and (ii) 31,666 vested and exercisable option grants to Messrs. Mikulich and Flannery, respectively a former director and a director of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PAMI LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,129,973

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,129,973

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,129,973*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                    3.7%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,855,745 outstanding shares, representing (i) 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006 and (ii) 31,666 vested and exercisable option grants to Messrs. Mikulich and Flannery, respectively a former director and a director of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PROPERTY ASSET MANAGEMENT INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   1,129,973

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING

                                   0

    PERSON

                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER


                                   1,129,973

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,129,973*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.7%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    CO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,855,745 outstanding shares, representing (i) 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006 and (ii) 31,666 vested and exercisable option grants to Messrs. Mikulich and Flannery, respectively a former director and a director of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LEHMAN ALI INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,129,973

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,129,973

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,129,973*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.7%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    CO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 1,749,757 outstanding shares, representing (i) 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006 and (ii) 31,666 vested and exercisable option grants to Messrs. Mikulich and Flannery, respectively a former director and a director of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LEHMAN BROTHERS HOLDINGS INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   1,129,973

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING

                                   0

    PERSON

                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,129,973

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,129,973*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.7%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    HC/CO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,855,745 outstanding shares, representing (i) 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006 and (ii) 31,666 vested and exercisable option grants to Messrs. Mikulich and Flannery, respectively a former director and a director of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP INTERSTATE ASSOCIATES, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   501,464

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING

                                   0

    PERSON

                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   501,464

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    501,464*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP INTERSTATE, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        501,464

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   501,464

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    501,464*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GROSVENOR, LC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        501,464

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   501,464

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    501,464*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP HOLDINGS, LTD.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        501,464

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   501,464

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    501,464*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    QUADRANGLE TRUST COMPANY (BVI) LIMITED

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    BRITISH VIRGIN ISLANDS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        501,464

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   501,464

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    501,464*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KFP/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       501,464

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   501,464
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    501,464*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KFP/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        501,464

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   501,464

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    501,464*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KARIM ALIBHAI

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       34,267

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   324,829

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   34,267
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   324,829

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    324,829*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,841,579 outstanding shares, representing (i) 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006 and (ii) 17,500 vested and exercisable option grants to Mr. Alibhai, a director of the Company.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KA/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       324,829

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   324,829
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    324,829*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KA/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        324,829

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   324,829

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    324,829*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      CG Ventures/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       468,474

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING

                                   468,474

    PERSON

                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    468,474*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.5%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      CG Ventures/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        468,474

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   468,474

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    468,474*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.5%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    HAIDER ALIBHAI UKANI

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        468,474

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   468,474

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    468,474*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.5%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,824,079 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended March 31, 2006.

     Pursuant to Rule 13d-2(a) of Regulation 13D of the general Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned hereby amend their Schedule 13D statement filed with the Securities and Exchange Commission on August 12, 2002 as amended on September 10, 2002, October 2, 2003, November 26, 2003, August 17, 2004,
October 6, 2004 and October 8, 2004 (the "Original Statement"), relating to the shares of common stock, par value $.01 per share (the "Common Stock") of Interstate Hotels & Resorts, Inc., a Delaware corporation (the "Company") as set forth herein. Capitalized terms used herein but not defined shall have the meanings set forth in the Original Statement.

     The Reporting Persons have entered into a Joint Filing Agreement, dated as of August 17, 2004, a copy of which was filed as Exhibit 99.1 to Amendment No. 4 to this Schedule 13D, and which is incorporated herein by reference. Certain parties to the Joint Filing Agreement have advised the Reporting Person that they are no longer required to be included as Reporting Persons and this filing does not include any information with regard to such parties. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Exchange Act.

ITEM 4.   PURPOSE OF THE TRANSACTION

     Item 4(a) is hereby amended by inserting a new penultimate paragraph as follows:

     On June 30, 2006 each of (i) LB Interstate GP LLC and LB Interstate LP LLC, (ii) KA/LB IHR II, L.P. and (III) KFP/LB IHR II, LP entered into a Written Plan for Trading of Securities ("Sales Plan") with Lehman Brothers Inc. in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Each Sales Plan is effective from July 15, 2006 to November 15, 2006 and covers all the shares of Common Stock owned by the relevant seller.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

     The information contained in Items 11 and 13 of each of the cover pages to this Schedule 13D/A are incorporated herein by reference.

     Item 5(c) is hereby amended by inserting the following after the first paragraph:

     The Reporting Persons identified below effected sales of Common Stock within the last 60 days in market transactions pursuant to Rule 144:


        Reporting Person             Date          No. of Shares         Price per Share
        ----------------             ----          -------------         ---------------

        KA/LB IHR II, L.P.           06/28/06            200                   $8.5100
                                                       2,300                   $8,5200
                                                         700                   $8.5300
                                                       5,600                   $8.5400
                                                       3,300                   $8.5500
                                                      11,100                   $8.5600
                                                       1,900                   $8.5700
                                                       3,400                   $8.5800
                                                         100                   $8.5900
                                                      33,400                   $8.6000
                                                       8,000                   $8.6100
                                                       3,400                   $8.6200
                                                       1,700                   $8.6300
                                                       6,200                   $8.6400
                                                       4,800                   $8.6500
                                                       1,000                   $8.6600
                                                         900                   $8.6700
                                                       2,000                   $8.6800
                                                      11,000                   $8.6900
                                                       3,000                   $8.7000
                                                       4,300                   $8.7200
                                                       1,500                   $8.7300
                                                       1,400                   $8.7400
                                                         700                   $8.7500
                                                         600                   $8.7900
                                                         200                   $8.8000
                                                         400                   $8.8100
                                                         300                   $8.8200
                                                       1,000                   $8.8300
                                                         400                   $8.8400
                                                       1,100                   $8.8500
                                                         100                   $8.8600
                                                         100                   $8.8700

        KA/LB IHR II, L.P.           06/29/06          2,112                   $8.5000
                                                       1,704                   $8.5100
                                                       1,848                   $8.5200
                                                       1,416                   $8.5300
                                                       3,192                   $8.5400
                                                       1,560                   $8.5500
                                                       1,464                   $8.5600
                                                       2,544                   $8.5700
                                                       2,064                   $8.5750
                                                       4,272                   $8.5800
                                                          96                   $8.5900
                                                       1,296                   $8.6000
                                                         240                   $8.6100
                                                         480                   $8.6300
                                                         120                   $8.6400

        KA/LB IHR II, L.P.           07/18/06            342                   $8.62000
                                                         144                   $8.63000
                                                         702                   $8.65000
                                                          54                   $8.66000
                                                         486                   $8.67000
                                                       3,060                   $8.68000
                                                         324                   $8.69000
                                                         378                   $8.70000
                                                          54                   $8.71000
                                                          54                   $8.72000
                                                         288                   $8.73000
                                                         558                   $8.74000
                                                         648                   $8.75000
                                                         324                   $8.76000
                                                       1,116                   $8.77000
                                                         810                   $8.78000
                                                         684                   $8.79000
                                                         882                   $8.80000
                                                         162                   $8.81000
                                                         108                   $8.82000
                                                          54                   $8.83000
                                                         144                   $8.84000
                                                         828                   $8.85000
                                                          18                   $8.86000
                                                         216                   $8.87000
                                                         144                   $8.88000
                                                         270                   $8.90000
                                                          18                   $8.91000
                                                          18                   $8.92000
                                                         342                   $8.93000
                                                         198                   $8.94000
                                                       2,790                   $8.95000
                                                          54                   $8.98000
                                                       1,728                   $8.99000
                                                          18                   $9.02000
                                                         180                   $9.03000
                                                       1,224                   $9.04000
                                                       3,654                   $9.10000
                                                       1,008                   $9.11000
                                                         684                   $9.12000
                                                       1,044                   $9.13000
                                                       2,088                   $9.14000
                                                       1,242                   $9.15000
                                                         450                   $9.16000
                                                         216                   $9.17000
                                                         324                   $9.18000

        KA/LB IHR II, L.P.           07/19/06            720                   $9.20000
                                                          18                   $9.21000
                                                          36                   $9.22000
                                                         486                   $9.23000
                                                         144                   $9.24000
                                                       2,088                   $9.25000
                                                         162                   $9.26000
                                                          36                   $9.27000
                                                         108                   $9.28000
                                                         198                   $9.29000
                                                       1,404                   $9.30000
                                                          72                   $9.31000
                                                          54                   $9.32000
                                                         234                   $9.33000
                                                         324                   $9.34000
                                                         378                   $9.35000
                                                         450                   $9.36000
                                                          90                   $9.37000
                                                         162                   $9.38000
                                                       8,208                   $9.39000
                                                         342                   $9.40000
                                                          90                   $9.41000
                                                          54                   $9.43000
                                                         990                   $9.45000
                                                          54                   $9.46000
                                                         180                   $9.48000
                                                         270                   $9.49000
                                                       2,862                   $9.50000
                                                         144                   $9.51000
                                                         324                   $9.52000
                                                          18                   $9.53000
                                                         576                   $9.54000
                                                         234                   $9.55000
                                                         162                   $9.56000
                                                          72                   $9.57000
                                                       1,062                   $9.58000
                                                         900                   $9.59000
                                                       1,188                   $9.60000
                                                         144                   $9.61000
                                                       1,818                   $9.62000
                                                          36                   $9.63000
                                                          18                   $9.64000
                                                          90                   $9.65000

        KA/LB IHR II, L.P.           07/20/06          1,548                   $9.49000
                                                         522                   $9.60000
                                                         396                   $9.61000
                                                         306                   $9.62000
                                                         270                   $9.63000
                                                          36                   $9.65000
                                                         252                   $9.66000
                                                         612                   $9.67000
                                                      10,638                   $9.68000
                                                         576                   $9.69000
                                                       2,826                   $9.70000
                                                         126                   $9.71000
                                                         612                   $9.72000
                                                         576                   $9.73000
                                                       2,898                   $9.74000
                                                       4,068                   $9.75000
                                                         936                   $9.76000
                                                          36                   $9.79000
                                                         126                   $9.80000
                                                       1,260                   $9.81000
                                                       3,114                   $9.82000
                                                         828                   $9.83000
                                                         288                   $9.84000
                                                       1,170                   $9.85000
                                                          54                   $9.86000
                                                          54                   $9.87000
                                                          72                   $9.88000

        KA/LB IHR II, L.P.           07/21/06            180                   $9.50000
                                                         612                   $9.51000
                                                         270                   $9.52000
                                                         558                   $9.53000
                                                         108                   $9.54000
                                                          54                   $9.55000
                                                         774                   $9.56000
                                                         108                   $9.57000
                                                         162                   $9.58000
                                                          72                   $9.59000
                                                         216                   $9.60000
                                                          90                   $9.61000
                                                         396                   $9.62000
                                                         666                   $9.63000
                                                       1,260                   $9.64000
                                                       3,384                   $9.65000
                                                         306                   $9.66000
                                                         648                   $9.67000
                                                         828                   $9.75000
                                                          36                   $9.76000

        KA/LB IHR II, L.P.           07/24/06          3,852                   $9.50000
                                                          72                   $9.55000
                                                          36                   $9.58000
                                                          36                   $9.60000
                                                          18                   $9.63000
                                                          54                   $9.66000
                                                         918                   $9.67000
                                                          18                   $9.68000
                                                          18                   $9.74000
                                                         576                   $9.77000
                                                          36                   $9.78000
                                                          90                   $9.79000
                                                       1,152                   $9.80000
                                                          18                   $9.81000
                                                          18                   $9.82000
                                                       2,952                   $9.83000
                                                         108                   $9.84000
                                                       3,528                   $9.85000
                                                          54                   $9.90000
                                                          36                   $9.91000
                                                          36                   $9.92000
                                                         108                   $9.94000
                                                         378                   $9.95000
                                                         342                   $9.96000
                                                         846                   $9.99000
                                                         828                  $10.00000
                                                          18                  $10.01000
                                                          18                  $10.02000
                                                         342                  $10.03000
                                                       1,224                  $10.04000
                                                       1,422                  $10.05000
                                                       1,710                  $10.06000
                                                         612                  $10.07000
                                                         558                  $10.08000
                                                         954                  $10.09000
                                                       2,808                  $10.10000
                                                         576                  $10.11000
                                                       2,142                  $10.12000
                                                          31                  $10.13000

        KA/LB IHR II, L.P.           07/27/06            239                  $10.06000
                                                         108                  $10.05000
                                                          90                  $10.04000
                                                         414                  $10.03000
                                                         558                  $10.02000
                                                         198                  $10.01000
                                                          54                  $10.00000
                                                         108                   $9.98000
                                                         360                   $9.92000
                                                         126                   $9.91000
                                                         792                   $9.90000
                                                         234                   $9.89000
                                                       1,260                   $9.85000

        KA/LB IHR II, L.P.           07/28/06            126                   $9.85000
                                                         198                   $9.86000
                                                         144                   $9.87000
                                                         306                   $9.88000
                                                       1,476                   $9.89000
                                                       1,458                   $9.90000
                                                         558                   $9.91000
                                                         504                   $9.92000
                                                          18                   $9.93000
                                                         270                   $9.94000
                                                         252                   $9.95000
                                                         108                   $9.96000
                                                         450                   $9.97000
                                                         108                   $9.98000
                                                         864                   $9.99000
                                                       1,782                  $10.00000
                                                         360                  $10.01000
                                                         216                  $10.02000
                                                         828                  $10.03000
                                                          18                  $10.04000
                                                         522                  $10.05000
                                                         162                  $10.07000

        KA/LB IHR II, L.P.           07/31/06          8,514                  $10.00000
                                                       4,086                  $10.01000
                                                         792                  $10.02000
                                                       2,250                  $10.03000
                                                         108                  $10.04000
                                                          18                   $9.38000
                                                          18                   $9.39000
                                                          18                   $9.41000
                                                         918                   $9.42000
                                                         144                   $9.44000
                                                         486                   $9.45000
                                                         522                   $9.46000
                                                         360                   $9.47000
                                                         522                   $9.48000
                                                          18                   $9.49000
                                                          54                   $9.50000
                                                          90                   $9.52000
                                                         450                   $9.54000
                                                          72                   $9.55000
                                                          36                   $9.59000
                                                         954                   $9.60000
                                                          54                   $9.63000
                                                          72                   $9.64000
                                                          54                   $9.65000
                                                          54                   $9.66000
                                                         126                   $9.69000
                                                         144                   $9.70000
                                                         126                   $9.71000
                                                         252                   $9.72000
                                                          72                   $9.73000
                                                          18                   $9.74000
                                                          90                   $9.75000
                                                         126                   $9.77000
                                                         324                   $9.79000
                                                         900                   $9.80000
                                                          36                   $9.81000
                                                          72                   $9.83000
                                                         144                   $9.84000
                                                          18                   $9.85000
                                                          90                   $9.86000
                                                          54                   $9.87000
                                                          36                   $9.88000
                                                          90                   $9.89000
                                                          18                   $9.90000
                                                          54                   $9.96000
                                                          72                   $9.97000
                                                       1,368                   $9.98000
                                                       1,962                   $9.99000

        KA/LB IHR II, L.P.           08/01/06             72                   $9.60000
                                                         126                   $9.61000
                                                         126                   $9.62000
                                                         108                   $9.63000
                                                         324                   $9.64000
                                                         684                   $9.65000
                                                         108                   $9.66000
                                                          36                   $9.67000
                                                          36                   $9.68000
                                                         144                   $9.69000
                                                       5,400                   $9.70000
                                                          18                   $9.72000
                                                          72                   $9.73000
                                                         198                   $9.74000
                                                       4,572                   $9.75000
                                                       1,728                   $9.76000
                                                         684                   $9.77000
                                                       3,096                   $9.78000
                                                         486                   $9.79000
                                                       1,692                   $9.80000
                                                         990                   $9.86000
                                                         198                   $9.88000
                                                       1,332                   $9.94000
                                                         270                   $9.95000

        KA/LB IHR II, L.P.           08/02/06             54                   $9.65000
                                                         540                   $9.66000
                                                         252                   $9.67000
                                                         234                   $9.68000
                                                       1,098                   $9.69000
                                                         216                   $9.70000
                                                       3,312                   $9.72000
                                                          18                   $9.73000
                                                          36                   $9.74000
                                                       2,628                   $9.75000
                                                         576                   $9.76000
                                                         720                   $9.77000
                                                          36                   $9.78000
                                                         306                   $9.79000
                                                       3,150                   $9.80000
                                                       1,206                   $9.83000
                                                       3,042                   $9.85000
                                                          36                   $9.86000
                                                          54                   $9.87000
                                                         126                   $9.88000
                                                         288                   $9.89000
                                                          54                   $9.90000
                                                          36                   $9.91000
                                                         360                   $9.92000
                                                         360                   $9.93000
                                                         180                   $9.94000
                                                          54                   $9.95000
                                                          90                   $9.96000
                                                         288                   $9.97000
                                                         630                   $9.98000

        KA/LB IHR II, L.P.           08/03/06             72                   $9.56000
                                                          72                   $9.61000
                                                          36                   $9.65000
                                                         288                   $9.66000
                                                         306                   $9.70000
                                                         126                   $9.71000
                                                         252                   $9.72000
                                                         270                   $9.73000
                                                         198                   $9.74000
                                                         144                   $9.79000
                                                         162                   $9.80000
                                                          18                   $9.81000
                                                         126                   $9.82000
                                                         432                   $9.84000
                                                          54                   $9.85000
                                                         846                   $9.86000
                                                         306                   $9.87000
                                                         702                   $9.88000
                                                         720                   $9.89000
                                                         306                   $9.90000
                                                         990                   $9.91000
                                                         252                   $9.92000
                                                         576                   $9.95000
                                                       1,062                   $9.96000
                                                       1,440                   $9.97000
                                                       1,620                   $9.98000
                                                       2,070                   $9.99000

        KA/LB IHR II, L.P.           08/07/06          2,790                   $9.32000
                                                       1,440                   $9.33000
                                                       2,106                   $9.34000
                                                       3,294                   $9.35000
                                                         234                   $9.36000
                                                       1,080                   $9.37000
                                                       1,080                   $9.38000
                                                         342                   $9.39000
                                                         180                   $9.40000
                                                         144                   $9.41000

        KA/LB IHR II, L.P.           08/08/06            972                   $9.2000
                                                          18                   $9.2100
                                                          36                   $9.2300
                                                       1,278                   $9.2500
                                                         162                   $9.2700
                                                         198                   $9.2800
                                                         234                   $9.2900
                                                       3,222                   $9.3000
                                                          90                   $9.3300
                                                          18                   $9.3400
                                                       3,816                   $9.3500
                                                         126                   $9.3600
                                                       2,250                   $9.3700
                                                       3,222                   $9.3800
                                                         108                   $9.3900
                                                       2,250                   $9.4000
                                                         540                   $9.5000
                                                         162                   $9.5800
                                                         144                   $9.5900
                                                         198                   $9.6000
                                                          18                   $9.6100
                                                          18                   $9.6200
                                                         108                   $9.6500
                                                          54                   $9.6900
                                                          54                   $9.7000
                                                          90                   $9.7100
                                                         486                   $9.7200
                                                         396                   $9.7300
                                                         792                   $9.7400
                                                         432                   $9.7500
                                                         252                   $9.7600
                                                         216                   $9.7700
                                                         846                   $9.7800
                                                       1,764                   $9.7900
                                                       4,752                   $9.8000
                                                       1,530                   $9.8100
                                                         810                   $9.8200
                                                         306                   $9.8300
                                                       1,224                   $9.8400
                                                         432                   $9.8500
                                                         972                   $9.8600
                                                          18                   $9.8700
                                                          72                   $9.8800
                                                         108                   $9.8900
                                                          36                   $9.9100
                                                          72                   $9.9200
                                                         360                   $9.9400
                                                          72                   $9.9500
                                                         630                   $9.9600
                                                          36                   $9.9700

        KA/LB IHR II, L.P.           08/09/06            612                   $9.3700
                                                         360                   $9.3900
                                                       1,998                   $9.4000
                                                          54                   $9.4100
                                                          18                   $9.4200
                                                         126                   $9.4300
                                                          18                   $9.4400
                                                          72                   $9.4500
                                                          18                   $9.4600
                                                          72                   $9.4700
                                                          54                   $9.5500
                                                          54                   $9.5600
                                                         162                   $9.6000
                                                         144                   $9.6100
                                                         378                   $9.6200
                                                          36                   $9.6300
                                                         108                   $9.6400
                                                          36                   $9.6700
                                                         108                   $9.6900
                                                         216                   $9.7000
                                                          54                   $9.7100
                                                         198                   $9.7200
                                                         288                   $9.7400
                                                         450                   $9.9100
                                                       2,700                   $9.9700

        KA/LB IHR II, L.P.           08/10/06            792                   $9.0000
                                                         288                   $9.0100
                                                         270                   $9.0200
                                                          90                   $9.0300
                                                         162                   $9.0400
                                                         396                   $9.0500
                                                          36                   $9.0600
                                                         396                   $9.0700
                                                       1,116                   $9.0800
                                                         378                   $9.0900
                                                         198                   $9.1000
                                                         144                   $9.1100
                                                         216                   $9.1200
                                                          90                   $9.1300
                                                         324                   $9.1400
                                                         576                   $9.1500
                                                         486                   $9.1600
                                                       2,232                   $9.1700
                                                       1,098                   $9.1800
                                                         486                   $9.1900
                                                       1,044                   $9.2000
                                                         162                   $9.2100
                                                         126                   $9.2200
                                                         180                   $9.2300
                                                          54                   $9.2400
                                                         720                   $9.2500
                                                          18                   $9.2700
                                                         252                   $9.2800
                                                         198                   $9.2900
                                                         486                   $9.3000
                                                          18                   $9.3200
                                                          54                   $9.3500
                                                          54                   $9.3700
                                                          90                   $9.3800
                                                          36                   $9.3900
                                                         468                   $9.4000
                                                         216                   $9.4100
                                                         288                   $9.4200
                                                          72                   $9.4300
                                                          72                   $9.4400
                                                         126                   $9.4500
                                                         684                   $9.4600
                                                         126                   $9.4700
                                                         144                   $9.4900
                                                          54                   $9.5000
                                                          36                   $9.5100
                                                         126                   $9.5200
                                                         414                   $9.5300
                                                         126                   $9.5400
                                                         954                   $9.5500
                                                         288                   $9.5600
                                                          54                   $9.5700
                                                         252                   $9.5800
                                                         234                   $9.5900

        KA/LB IHR II, L.P.           08/11/06            486                   $9.0300
                                                       1,494                   $9.0400
                                                       1,188                   $9.0600
                                                       2,159                   $9.0700
                                                         863                   $9.0800
                                                       1,134                   $9.0900
                                                       1,010                   $9.1000
                                                       1,782                   $9.1100
                                                         810                   $9.1200
                                                         702                   $9.1300
                                                         684                   $9.1400
                                                         126                   $9.1500
                                                         864                   $9.1600
                                                         501                   $9.1700
                                                         342                   $9.1900
                                                         342                   $9.2000
                                                       3,825                   $9.2100
                                                       2,967                   $9.2200
                                                       2,924                   $9.2300
                                                       1,376                   $9.2400
                                                         215                   $9.2600
                                                         248                   $9.2700
                                                         400                   $9.2800
                                                         300                   $9.3200

        KFP/LB IHR II, L.P.          07/18/06            475                   $8.62000
                                                         200                   $8.63000
                                                         975                   $8.65000
                                                          75                   $8.66000
                                                         675                   $8.67000
                                                       4,250                   $8.68000
                                                         450                   $8.69000
                                                         525                   $8.70000
                                                          75                   $8.71000
                                                          75                   $8.72000
                                                         400                   $8.73000
                                                         775                   $8.74000
                                                         900                   $8.75000
                                                         450                   $8.76000
                                                       1,550                   $8.77000
                                                       1,125                   $8.78000
                                                         950                   $8.79000
                                                       1,225                   $8.80000
                                                         225                   $8.81000
                                                         150                   $8.82000
                                                          75                   $8.83000
                                                         200                   $8.84000
                                                       1,150                   $8.85000
                                                          25                   $8.86000
                                                         300                   $8.87000
                                                         200                   $8.88000
                                                         375                   $8.90000
                                                          25                   $8.91000
                                                          25                   $8.92000
                                                         475                   $8.93000
                                                         275                   $8.94000
                                                       3,875                   $8.95000
                                                          75                   $8.98000
                                                       2,400                   $8.99000
                                                          25                   $9.02000
                                                         250                   $9.03000
                                                       1,700                   $9.04000
                                                       5,075                   $9.10000
                                                       1,400                   $9.11000
                                                         950                   $9.12000
                                                       1,450                   $9.13000
                                                       2,900                   $9.14000
                                                       1,725                   $9.15000
                                                         625                   $9.16000
                                                         300                   $9.17000
                                                         450                   $9.18000

        KFP/LB IHR II, L.P.          07/19/06          1,000                   $9.20000
                                                          25                   $9.21000
                                                          50                   $9.22000
                                                         675                   $9.23000
                                                         200                   $9.24000
                                                       2,900                   $9.25000
                                                         225                   $9.26000
                                                          50                   $9.27000
                                                         150                   $9.28000
                                                         275                   $9.29000
                                                       1,950                   $9.30000
                                                         100                   $9.31000
                                                          75                   $9.32000
                                                         325                   $9.33000
                                                         450                   $9.34000
                                                         525                   $9.35000
                                                         625                   $9.36000
                                                         125                   $9.37000
                                                         225                   $9.38000
                                                      11,400                   $9.39000
                                                         475                   $9.40000
                                                         125                   $9.41000
                                                          75                   $9.43000
                                                       1,375                   $9.45000
                                                          75                   $9.46000
                                                         250                   $9.48000
                                                         375                   $9.49000
                                                       3,975                   $9.50000
                                                         200                   $9.51000
                                                         450                   $9.52000
                                                          25                   $9.53000
                                                         800                   $9.54000
                                                         325                   $9.55000
                                                         225                   $9.56000
                                                         100                   $9.57000
                                                       1,475                   $9.58000
                                                       1,250                   $9.59000
                                                       1,650                   $9.60000
                                                         200                   $9.61000
                                                       2,525                   $9.62000
                                                          50                   $9.63000
                                                          25                   $9.64000
                                                         125                   $9.65000

        KFP/LB IHR II, L.P.          07/20/06          2,150                   $9.49000
                                                         725                   $9.60000
                                                         550                   $9.61000
                                                         425                   $9.62000
                                                         375                   $9.63000
                                                          50                   $9.65000
                                                         350                   $9.66000
                                                         850                   $9.67000
                                                      14,775                   $9.68000
                                                         800                   $9.69000
                                                       3,925                   $9.70000
                                                         175                   $9.71000
                                                         850                   $9.72000
                                                         800                   $9.73000
                                                       4,025                   $9.74000
                                                       5,650                   $9.75000
                                                       1,300                   $9.76000
                                                          50                   $9.79000
                                                         175                   $9.80000
                                                       1,750                   $9.81000
                                                       4,325                   $9.82000
                                                       1,150                   $9.83000
                                                         400                   $9.84000
                                                       1,625                   $9.85000
                                                          75                   $9.86000
                                                          75                   $9.87000
                                                         100                   $9.88000

        KFP/LB IHR II, L.P.          07/21/06            250                   $9.50000
                                                         850                   $9.51000
                                                         375                   $9.52000
                                                         775                   $9.53000
                                                         150                   $9.54000
                                                          75                   $9.55000
                                                       1,075                   $9.56000
                                                         150                   $9.57000
                                                         225                   $9.58000
                                                         100                   $9.59000
                                                         300                   $9.60000
                                                         125                   $9.61000
                                                         550                   $9.62000
                                                         925                   $9.63000
                                                       1,750                   $9.64000
                                                       4,700                   $9.65000
                                                         425                   $9.66000
                                                         900                   $9.67000
                                                       1,150                   $9.75000
                                                          50                   $9.76000

        KFP/LB IHR II, L.P.          07/24/06          5,350                   $9.50000
                                                         100                   $9.55000
                                                          50                   $9.58000
                                                          50                   $9.60000
                                                          25                   $9.63000
                                                          75                   $9.66000
                                                       1,275                   $9.67000
                                                          25                   $9.68000
                                                          25                   $9.74000
                                                         800                   $9.77000
                                                          50                   $9.78000
                                                         125                   $9.79000
                                                       1,600                   $9.80000
                                                          25                   $9.81000
                                                          25                   $9.82000
                                                       4,100                   $9.83000
                                                         150                   $9.84000
                                                       4,900                   $9.85000
                                                          75                   $9.90000
                                                          50                   $9.91000
                                                          50                   $9.92000
                                                         150                   $9.94000
                                                         525                   $9.95000
                                                         475                   $9.96000
                                                       1,175                   $9.99000
                                                       1,150                  $10.00000
                                                          25                  $10.01000
                                                          25                  $10.02000
                                                         475                  $10.03000
                                                       1,700                  $10.04000
                                                       1,975                  $10.05000
                                                       2,375                  $10.06000
                                                         850                  $10.07000
                                                         775                  $10.08000
                                                       1,325                  $10.09000
                                                       3,900                  $10.10000
                                                         800                  $10.11000
                                                       2,975                  $10.12000
                                                          43                  $10.13000
                                                       8,472                  $10.13000
                                                       7,378                  $10.14000
                                                       3,286                  $10.15000
                                                         217                  $10.16000
                                                         279                  $10.17000
                                                         837                  $10.18000
                                                         589                  $10.19000
                                                       2,635                  $10.20000
                                                         930                  $10.21000
                                                         806                  $10.22000
                                                          31                  $10.23000
                                                         465                  $10.24000
                                                         248                  $10.28000
                                                          93                  $10.31000
                                                          31                  $10.32000

        KFP/LB IHR II, L.P.          07/25/06            341                  $10.07000
                                                          93                  $10.08000
                                                         527                  $10.09000
                                                       1,674                  $10.10000
                                                         310                  $10.11000
                                                          31                  $10.13000
                                                         124                  $10.14000
                                                          93                  $10.16000
                                                         310                  $10.17000
                                                         775                  $10.18000
                                                       1,612                  $10.19000
                                                         992                  $10.20000
                                                       1,426                  $10.21000
                                                       2,852                  $10.22000
                                                       2,294                  $10.23000
                                                       2,759                  $10.24000
                                                      24,521                  $10.25000
                                                         868                  $10.26000
                                                       4,805                  $10.27000
                                                       6,200                  $10.28000
                                                       7,750                  $10,29000
                                                       5,704                  $10,30000
                                                          62                  $10.31000
                                                         868                  $10.32000
                                                         217                  $10.33000
                                                       1,798                  $10.34000
                                                       6,913                  $10.35000
                                                          93                  $10.36000
                                                       1,767                  $10.37000
                                                         961                  $10.38000
                                                       1,767                  $10.39000
                                                         248                  $10.40000
                                                         279                  $10.41000
                                                         620                  $10.42000
                                                          31                  $10.43000
                                                         372                  $10.44000
                                                       1,457                  $10.45000

        KFP/LB IHR II, L.P.          07/26/06            527                  $10.00000
                                                       1,364                  $10.01000
                                                         744                  $10.10000
                                                       2,480                  $10.11000
                                                         248                  $10.12000
                                                         248                  $10.13000
                                                         124                  $10.14000
                                                       4,061                  $10.15000
                                                       4,030                  $10.16000
                                                       1,116                  $10.17000
                                                       1,953                  $10.18000
                                                       3,937                  $10.19000
                                                      17,143                  $10.20000
                                                       3,565                  $10.21000
                                                         124                  $10.22000
                                                         775                  $10.25000
                                                         186                  $10.27000
                                                          62                  $10.30000
                                                         589                  $10.31000
                                                       1,805                  $10.32000
                                                       1,984                  $10.33000
                                                          31                  $10.34000
                                                          62                  $10.36000
                                                         496                  $10.38000

        KFP/LB IHR II, L.P.          07/27/06            332                  $10.0600
                                                         150                  $10.0500
                                                         125                  $10.0400
                                                         575                  $10.0300
                                                         775                  $10.0200
                                                         275                  $10.0100
                                                          75                  $10.0000
                                                         150                   $9.9800
                                                         500                   $9.9200
                                                         175                   $9.9100
                                                       1,100                   $9.9000
                                                         325                   $9.8900
                                                       1,750                   $9.8500
                                                          62                  $10.2500
                                                          31                  $10.2400
                                                       1,302                  $10.2300
                                                         217                  $10.2200
                                                          62                  $10.2100
                                                          31                  $10.2000
                                                         248                  $10.1900
                                                         682                  $10.1800
                                                         341                  $10.1700
                                                          31                  $10.1600
                                                         248                  $10.1500
                                                       2,356                  $10.1400
                                                          93                  $10.1300
                                                       1,395                  $10.1200
                                                         589                  $10.1100
                                                      12,958                  $10.1000
                                                      22,276                  $10.0900
                                                        6000                  $10.0800
                                                        8600                  $10.0700
                                                         471                  $10.0600

        KFP/LB IHR II, L.P.          07/28/06            175                   $9.85000
                                                         275                   $9.86000
                                                         200                   $9.87000
                                                         425                   $9.88000
                                                       2,050                   $9.89000
                                                       2,025                   $9.90000
                                                         775                   $9.91000
                                                         700                   $9.92000
                                                          25                   $9.93000
                                                         375                   $9.94000
                                                         350                   $9.95000
                                                         150                   $9.96000
                                                         625                   $9.97000
                                                         150                   $9.98000
                                                       1,200                   $9.99000
                                                       2,475                  $10.00000
                                                         500                  $10.01000
                                                         300                  $10.02000
                                                       1,150                  $10.03000
                                                          25                  $10.04000
                                                         725                  $10.05000
                                                         225                  $10.07000

        KFP/LB IHR II, L.P.          07/31/06         11,825                  $10.00000
                                                       5,675                  $10.01000
                                                       1,100                  $10.02000
                                                       3,125                  $10.03000
                                                         150                  $10.04000
                                                          25                   $9.38000
                                                          25                   $9.39000
                                                          25                   $9.41000
                                                       1,275                   $9.42000
                                                         200                   $9.44000
                                                         675                   $9.45000
                                                         725                   $9.46000
                                                         500                   $9.47000
                                                         725                   $9.48000
                                                          25                   $9.49000
                                                          75                   $9.50000
                                                         125                   $9.52000
                                                         625                   $9.54000
                                                         100                   $9.55000
                                                          50                   $9.59000
                                                       1,325                   $9.60000
                                                          75                   $9.63000
                                                         100                   $9.64000
                                                          75                   $9.65000
                                                          75                   $9.66000
                                                         175                   $9.69000
                                                         200                   $9.70000
                                                         175                   $9.71000
                                                         350                   $9.72000
                                                         100                   $9.73000
                                                          25                   $9.74000
                                                         125                   $9.75000
                                                         175                   $9.77000
                                                         450                   $9.79000
                                                       1,250                   $9.80000
                                                          50                   $9.81000
                                                         100                   $9.83000
                                                         200                   $9.84000
                                                          25                   $9.85000
                                                         125                   $9.86000
                                                          75                   $9.87000
                                                          50                   $9.88000
                                                         125                   $9.89000
                                                          25                   $9.90000
                                                          75                   $9.96000
                                                         100                   $9.97000
                                                       1,900                   $9.98000
                                                       2,725                   $9.99000

        KFP/LB IHR II, L.P.          08/01/06            100                   $9.60000
                                                         175                   $9.61000
                                                         175                   $9.62000
                                                         150                   $9.63000
                                                         450                   $9.64000
                                                         950                   $9.65000
                                                         150                   $9.66000
                                                          50                   $9.67000
                                                          50                   $9.68000
                                                         200                   $9.69000
                                                       7,500                   $9.70000
                                                          25                   $9.72000
                                                         100                   $9.73000
                                                         275                   $9.74000
                                                       6,350                   $9.75000
                                                       2,400                   $9.76000
                                                         950                   $9.77000
                                                       4,300                   $9.78000
                                                         675                   $9.79000
                                                       2,350                   $9.80000
                                                       1,375                   $9.86000
                                                         275                   $9.88000
                                                       1,850                   $9.94000
                                                         375                   $9.95000

        KFP/LB IHR II, L.P.          08/02/06             75                   $9.65000
                                                         750                   $9.66000
                                                         350                   $9.67000
                                                         325                   $9.68000
                                                       1,525                   $9.69000
                                                         300                   $9.70000
                                                       4,600                   $9.72000
                                                          25                   $9.73000
                                                          50                   $9.74000
                                                       3,650                   $9.75000
                                                         800                   $9.76000
                                                       1,000                   $9.77000
                                                          50                   $9.78000
                                                         425                   $9.79000
                                                       4,375                   $9.80000
                                                       1,675                   $9.83000
                                                       4,225                   $9.85000
                                                          50                   $9.86000
                                                          75                   $9.87000
                                                         175                   $9.88000
                                                         400                   $9.89000
                                                          75                   $9.90000
                                                          50                   $9.91000
                                                         500                   $9.92000
                                                         500                   $9.93000
                                                         250                   $9.94000
                                                          75                   $9.95000
                                                         125                   $9.96000
                                                         400                   $9.97000
                                                         875                   $9.98000

        KFP/LB IHR II, L.P.          08/03/06            100                   $9.56000
                                                         100                   $9.61000
                                                          50                   $9.65000
                                                         400                   $9.66000
                                                         425                   $9.70000
                                                         175                   $9.71000
                                                         350                   $9.72000
                                                         375                   $9.73000
                                                         275                   $9.74000
                                                         200                   $9.79000
                                                         225                   $9.80000
                                                          25                   $9.81000
                                                         175                   $9.82000
                                                         600                   $9.84000
                                                          75                   $9.85000
                                                       1,175                   $9.86000
                                                         425                   $9.87000
                                                         975                   $9.88000
                                                       1,000                   $9.89000
                                                         425                   $9.90000
                                                       1,375                   $9.91000
                                                         350                   $9.92000
                                                         800                   $9.95000
                                                       1,475                   $9.96000
                                                       2,000                   $9.97000
                                                       2,250                   $9.98000
                                                       2,875                   $9.99000

        KFP/LB IHR II, L.P.          08/07/06          3,875                   $9.32000
                                                       2,000                   $9.33000
                                                       2,925                   $9.34000
                                                       4,575                   $9.35000
                                                         325                   $9.36000
                                                       1,500                   $9.37000
                                                       1,500                   $9.38000
                                                         475                   $9.39000
                                                         250                   $9.40000
                                                         200                   $9.41000

        KFP/LB IHR II, L.P.          08/08/06          1,350                   $9.2000
                                                          25                   $9.2100
                                                          50                   $9.2300
                                                       1,775                   $9.2500
                                                         225                   $9.2700
                                                         275                   $9.2800
                                                         325                   $9.2900
                                                       4,475                   $9.3000
                                                         125                   $9.3300
                                                          25                   $9.3400
                                                       5,300                   $9.3500
                                                         175                   $9.3600
                                                       3,125                   $9.3700
                                                       4,475                   $9.3800
                                                         150                   $9.3900
                                                       3,125                   $9.4000
                                                         750                   $9.5000
                                                         225                   $9.5800
                                                         200                   $9.5900
                                                         275                   $9.6000
                                                          25                   $9.6100
                                                          25                   $9.6200
                                                         150                   $9.6500
                                                          75                   $9.6900
                                                          75                   $9.7000
                                                         125                   $9.7100
                                                         675                   $9.7200
                                                         550                   $9.7300
                                                       1,100                   $9.7400
                                                         600                   $9.7500
                                                         350                   $9.7600
                                                         300                   $9.7700
                                                       1,175                   $9.7800
                                                       2,450                   $9.7900
                                                       6,600                   $9.8000
                                                       2,125                   $9.8100
                                                       1,125                   $9.8200
                                                         425                   $9.8300
                                                       1,700                   $9.8400
                                                         600                   $9.8500
                                                       1,350                   $9.8600
                                                          25                   $9.8700
                                                         100                   $9.8800
                                                         150                   $9.8900
                                                          50                   $9.9100
                                                         100                   $9.9200
                                                         500                   $9.9400
                                                         100                   $9.9500
                                                         875                   $9.9600
                                                          50                   $9.9700

        KFP/LB IHR II, L.P.          08/09/06            850                   $9.3700
                                                         500                   $9.3900
                                                       2,775                   $9.4000
                                                          75                   $9.4100
                                                          25                   $9.4200
                                                         175                   $9.4300
                                                          25                   $9.4400
                                                         100                   $9.4500
                                                          25                   $9.4600
                                                         100                   $9.4700
                                                          75                   $9.5500
                                                          75                   $9.5600
                                                         225                   $9.6000
                                                         200                   $9.6100
                                                         525                   $9.6200
                                                          50                   $9.6300
                                                         150                   $9.6400
                                                          50                   $9.6700
                                                         150                   $9.6900
                                                         300                   $9.7000
                                                          75                   $9.7100
                                                         275                   $9.7200
                                                         400                   $9.7400
                                                         625                   $9.9100
                                                       3,750                   $9.9700

        KFP/LB IHR II, L.P.          08/10/06          1,100                   $9.0000
                                                         400                   $9.0100
                                                         375                   $9.0200
                                                         125                   $9.0300
                                                         225                   $9.0400
                                                         550                   $9.0500
                                                          50                   $9.0600
                                                         550                   $9.0700
                                                       1,550                   $9.0800
                                                         525                   $9.0900
                                                         275                   $9.1000
                                                         200                   $9.1100
                                                         300                   $9.1200
                                                         125                   $9.1300
                                                         450                   $9.1400
                                                         800                   $9.1500
                                                         675                   $9.1600
                                                       3,100                   $9.1700
                                                       1,525                   $9.1800
                                                         675                   $9.1900
                                                       1,450                   $9.2000
                                                         225                   $9.2100
                                                         175                   $9.2200
                                                         250                   $9.2300
                                                          75                   $9.2400
                                                       1,000                   $9.2500
                                                          25                   $9.2700
                                                         350                   $9.2800
                                                         275                   $9.2900
                                                         675                   $9.3000
                                                          25                   $9.3200
                                                          75                   $9.3500
                                                          75                   $9.3700
                                                         125                   $9.3800
                                                          50                   $9.3900
                                                         650                   $9.4000
                                                         300                   $9.4100
                                                         400                   $9.4200
                                                         100                   $9.4300
                                                         100                   $9.4400
                                                         175                   $9.4500
                                                         950                   $9.4600
                                                         175                   $9.4700
                                                         200                   $9.4900
                                                          75                   $9.5000
                                                          50                   $9.5100
                                                         175                   $9.5200
                                                         575                   $9.5300
                                                         175                   $9.5400
                                                       1,325                   $9.5500
                                                         400                   $9.5600
                                                          75                   $9.5700
                                                         350                   $9.5800
                                                         325                   $9.5900

        LB Interstate GP, LLC        06/29/06          6,688                   $8.5000
                                                       5,396                   $8.5100
                                                       5,852                   $8.5200
                                                       4,484                   $8.5300
                                                      10,108                   $8.5400
                                                         795                   $8.5500

        KFP/LB IHR II, L.P.          08/11/06            675                   $9.0300
                                                       2,075                   $9.0400
                                                       1,650                   $9.0600
                                                       2,999                   $9.0700
                                                       1,199                   $9.0800
                                                       1,575                   $9.0900
                                                       1,402                   $9.1000
                                                       2,475                   $9.1100
                                                       1,125                   $9.1200
                                                         975                   $9.1300
                                                         950                   $9.1400
                                                         175                   $9.1500
                                                       1,200                   $9.1600
                                                         697                   $9.1700
                                                         475                   $9.1900
                                                         475                   $9.2000
                                                          45                   $9.2100

        LB Interstate LP, LLC        06/29/06           4145                   $8.5500
                                                       4,636                   $8.5600
                                                       8,056                   $8.5700
                                                       6,536                   $8.5750
                                                      13,528                   $8.5800
                                                         304                   $8,5900
                                                       4,104                   $8.6000
                                                         760                   $8.6100
                                                       1,520                   $8.6300
                                                         380                   $8.6400

        LB Interstate LP, LLC        07/18/06          1,083                   $8.62000
                                                         456                   $8.63000
                                                       2,223                   $8.65000
                                                         171                   $8.66000
                                                       1,539                   $8.67000
                                                       9,690                   $8.68000
                                                       1,026                   $8.69000
                                                       1,197                   $8.70000
                                                         171                   $8.71000
                                                         171                   $8.72000
                                                         912                   $8.73000
                                                       1,767                   $8.74000
                                                       2,052                   $8.75000
                                                       1,026                   $8.76000
                                                       3,534                   $8.77000
                                                       2,565                   $8.78000
                                                       2,166                   $8.79000
                                                       2,793                   $8.80000
                                                         513                   $8.81000
                                                         342                   $8.82000
                                                         171                   $8.83000
                                                         456                   $8.84000
                                                       2,622                   $8.85000
                                                          57                   $8.86000
                                                         684                   $8.87000
                                                         456                   $8.88000
                                                         855                   $8.90000
                                                          57                   $8.91000
                                                          57                   $8.92000

        LB Interstate LP, LLC        07/18/06          1,083                   $8.93000
                                                         627                   $8.94000
                                                       8,835                   $8.95000
                                                         171                   $8.98000
                                                       5,472                   $8.99000
                                                          57                   $9.02000
                                                         570                   $9.03000
                                                       3,876                   $9.04000
                                                      11,571                   $9.10000
                                                       3,192                   $9.11000
                                                       2,166                   $9.12000
                                                       3,306                   $9.13000
                                                       6,612                   $9.14000
                                                       3,933                   $9.15000
                                                       1,425                   $9.16000
                                                         684                   $9.17000
                                                       1,026                   $9.18000

        LB Interstate LP, LLC        07/19/06          2,280                   $9.20000
                                                          57                   $9.21000
                                                         114                   $9.22000
                                                       1,539                   $9.23000
                                                         456                   $9.24000
                                                       6,612                   $9.25000
                                                         513                   $9.26000
                                                         114                   $9.27000
                                                         342                   $9.28000
                                                         627                   $9.29000
                                                       4,446                   $9.30000
                                                         228                   $9.31000
                                                         171                   $9.32000
                                                         741                   $9.33000
                                                       1,026                   $9.34000
                                                       1,197                   $9.35000
                                                       1,425                   $9.36000
                                                         285                   $9.37000
                                                         513                   $9.38000
                                                      25,992                   $9.39000
                                                       1,083                   $9.40000
                                                         285                   $9.41000
                                                         171                   $9.43000
                                                       3,135                   $9.45000
                                                         171                   $9.46000
                                                         570                   $9.48000
                                                         855                   $9.49000
                                                       9,063                   $9.50000
                                                         456                   $9.51000
                                                       1,026                   $9.52000
                                                          57                   $9.53000
                                                       1,824                   $9.54000
                                                         741                   $9.55000
                                                         513                   $9.56000
                                                         228                   $9.57000
                                                       3,363                   $9.58000
                                                       2,850                   $9.59000
                                                       3,762                   $9.60000
                                                         456                   $9.61000
                                                       5,757                   $9.62000
                                                         114                   $9.63000
                                                          57                   $9.64000
                                                         285                   $9.65000

        LB Interstate LP, LLC        07/20/06          4,902                   $9.49000
                                                       1,653                   $9.60000
                                                       1,254                   $9.61000
                                                         969                   $9.62000
                                                         855                   $9.63000
                                                         114                   $9.65000
                                                         798                   $9.66000
                                                       1,938                   $9.67000
                                                      33,687                   $9.68000
                                                       1,824                   $9.69000
                                                       8,949                   $9.70000
                                                         399                   $9.71000
                                                       1,938                   $9.72000
                                                       1,824                   $9.73000
                                                       9,177                   $9.74000
                                                      12,882                   $9.75000
                                                       2,964                   $9.76000
                                                         114                   $9.79000
                                                         399                   $9.80000
                                                       3,990                   $9.81000
                                                       9,861                   $9.82000
                                                       2,622                   $9.83000
                                                         912                   $9.84000
                                                       3,705                   $9.85000
                                                         171                   $9.86000
                                                         171                   $9.87000
                                                         228                   $9.88000

        LB Interstate LP, LLC        07/21/06            570                   $9.50000
                                                       1,938                   $9.51000
                                                         855                   $9.52000
                                                       1,767                   $9.53000
                                                         342                   $9.54000
                                                         171                   $9.55000
                                                       2,451                   $9.56000
                                                         342                   $9.57000
                                                         513                   $9.58000
                                                         228                   $9.59000
                                                         684                   $9.60000
                                                         285                   $9.61000
                                                       1,254                   $9.62000
                                                       2,109                   $9.63000
                                                       3,990                   $9.64000
                                                      10,716                   $9.65000
                                                         969                   $9.66000
                                                       2,052                   $9.67000
                                                       2,622                   $9.75000
                                                         114                   $9.76000

        LB Interstate LP,  LLC       07/24/06         12,198                   $9.50000
                                                         228                   $9.55000
                                                         114                   $9.58000
                                                         114                   $9.60000
                                                          57                   $9.63000
                                                         171                   $9.66000
                                                       2,907                   $9.67000
                                                          57                   $9.68000
                                                          57                   $9.74000
                                                       1,824                   $9.77000
                                                         114                   $9.78000
                                                         285                   $9.79000
                                                       3,648                   $9.80000
                                                          57                   $9.81000
                                                          57                   $9.82000
                                                       9,348                   $9.83000
                                                         342                   $9.84000
                                                      11,172                   $9.85000
                                                         171                   $9.90000
                                                         114                   $9.91000
                                                         114                   $9.92000
                                                         342                   $9.94000
                                                       1,197                   $9.95000
                                                       1,083                   $9.96000
                                                       2,679                   $9.99000
                                                       2,622                  $10.00000
                                                          57                  $10.01000
                                                          57                  $10.02000
                                                       1,083                  $10.03000
                                                       3,876                  $10.04000
                                                       4,503                  $10.05000
                                                       5,415                  $10.06000
                                                       1,938                  $10.07000
                                                       1,767                  $10.08000
                                                       3,021                  $10.09000
                                                       8,892                  $10.10000
                                                       1,824                  $10.11000
                                                       6,783                  $10.12000
                                                          97                  $10.13000
                                                      18,857                  $10.13000
                                                      16,422                  $10.14000
                                                       7,314                  $10.15000
                                                         483                  $10.16000
                                                         621                  $10.17000
                                                       1,863                  $10.18000
                                                       1,311                  $10.19000
                                                       5,865                  $10.20000
                                                       2,070                  $10.21000
                                                       1,794                  $10.22000
                                                          69                  $10.23000
                                                       1,035                  $10.24000
                                                         552                  $10.28000
                                                         207                  $10.31000
                                                          69                  $10.32000

        LB Interstate LP,  LLC       07/25/06            759                  $10.07000
                                                         207                  $10.08000
                                                       1,173                  $10.09000
                                                       3,726                  $10.10000
                                                         690                  $10.11000
                                                          69                  $10.13000
                                                         276                  $10.14000
                                                         207                  $10.16000
                                                         690                  $10.17000
                                                       1,725                  $10.18000
                                                       3,588                  $10.19000
                                                       2,208                  $10.20000
                                                       3,174                  $10.21000
                                                       6,348                  $10.22000
                                                       5,106                  $10.23000
                                                       6,141                  $10.24000
                                                      54,579                  $10.25000
                                                       1,932                  $10.26000
                                                      10,695                  $10.27000
                                                      13,800                  $10.28000
                                                      17,250                  $10.29000
                                                      12,696                  $10.30000
                                                         138                  $10.31000
                                                       1,932                  $10.32000
                                                         483                  $10.33000
                                                       4,002                  $10.34000
                                                      15,387                  $10.35000
                                                         207                  $10.36000
                                                       3,933                  $10.37000
                                                       2,139                  $10.38000
                                                       3,933                  $10.39000
                                                         552                  $10.40000
                                                         621                  $10.41000
                                                       1,380                  $10.42000
                                                          69                  $10.43000
                                                         828                  $10.44000
                                                       3,243                  $10.45000

        LB Interstate LP,  LLC       07/26/06          1,173                  $10.00000
                                                       3,036                  $10.01000
                                                       1,656                  $10.10000
                                                       5,520                  $10.11000
                                                         552                  $10.12000
                                                         552                  $10.13000
                                                         276                  $10.14000
                                                       9,039                  $10.15000
                                                       8,970                  $10.16000
                                                       2,484                  $10.17000
                                                       4,347                  $10.18000
                                                       8,763                  $10.19000
                                                      38,157                  $10.20000
                                                       7,935                  $10.21000
                                                         276                  $10.22000
                                                       1,725                  $10.25000
                                                         414                  $10.27000
                                                         138                  $10.30000
                                                       1,311                  $10.31000
                                                       4,018                  $10.32000
                                                       4,416                  $10.33000
                                                          69                  $10.34000
                                                         138                  $10.36000
                                                       1,104                  $10.38000

        LB Interstate LP,  LLC       07/27/06            758                  $10.0600
                                                         342                  $10.0500
                                                         285                  $10.0400
                                                       1,311                  $10.0300
                                                       1,767                  $10.0200
                                                         627                  $10.0100
                                                         171                  $10.0000
                                                         342                   $9.9800
                                                       1,140                   $9.9200
                                                         399                   $9.9100
                                                       2,508                   $9.9000
                                                         741                   $9.8900
                                                       3,990                   $9.8500
                                                         138                  $10.2500
                                                          69                  $10.2400
                                                       2,898                  $10.2300
                                                         483                  $10.2200
                                                         138                  $10.2100
                                                          69                  $10.2000
                                                         552                  $10.1900
                                                       1,518                  $10.1800
                                                         759                  $10.1700
                                                          69                  $10.1600
                                                         552                  $10.1500
                                                       5,244                  $10.1400
                                                         207                  $10.1300
                                                       3,105                  $10.1200
                                                       1,311                  $10.1100
                                                      28,842                  $10.1000
                                                       2,324                  $10.0900

        LB Interstate LP,  LLC       07/28/06            399                  $9.85000
                                                         627                  $9.86000
                                                         456                  $9.87000
                                                         969                  $9.88000
                                                       4,674                  $9.89000
                                                       4,617                  $9.90000
                                                       1,767                  $9.91000
                                                       1,596                  $9.92000
                                                          57                  $9.93000
                                                         855                  $9.94000
                                                         798                  $9.95000
                                                         342                  $9.96000
                                                       1,425                  $9.97000
                                                         342                  $9.98000
                                                       2,736                  $9.99000
                                                       5,643                 $10.00000
                                                       1,140                 $10.01000
                                                         684                 $10.02000
                                                       2,622                 $10.03000
                                                          57                 $10.04000
                                                       1,653                 $10.05000
                                                         513                 $10.07000

        LB Interstate LP,  LLC       07/31/06         26,961                 $10.00000
                                                      12,939                 $10.01000
                                                       2,508                 $10.02000
                                                       7,125                 $10.03000
                                                         342                 $10.04000
                                                          57                  $9.38000
                                                          57                  $9.39000
                                                          57                  $9.41000
                                                       2,907                  $9.42000
                                                         456                  $9.44000
                                                       1,539                  $9.45000
                                                       1,653                  $9.46000
                                                       1,140                  $9.47000
                                                       1,653                  $9.48000
                                                          57                  $9.49000
                                                         171                  $9.50000
                                                         285                  $9.52000
                                                       1,425                  $9.54000
                                                         228                  $9.55000
                                                         114                  $9.59000
                                                       3,021                  $9.60000
                                                         171                  $9.63000
                                                         228                  $9.64000
                                                         171                  $9.65000
                                                         171                  $9.66000
                                                         399                  $9.69000
                                                         456                  $9.70000
                                                         399                  $9.71000
                                                         798                  $9.72000
                                                         228                  $9.73000
                                                          57                  $9.74000
                                                         285                  $9.75000
                                                         399                  $9.77000
                                                       1,026                  $9.79000
                                                       2,850                  $9.80000
                                                         114                  $9.81000
                                                         228                  $9.83000
                                                         456                  $9.84000
                                                          57                  $9.85000
                                                         285                  $9.86000
                                                         171                  $9.87000
                                                         114                  $9.88000
                                                         285                  $9.89000
                                                          57                  $9.90000
                                                         171                  $9.96000
                                                         228                  $9.97000
                                                       4,332                  $9.98000
                                                       6,213                  $9.99000

        LB Interstate LP,  LLC       08/01/06            228                  $9.60000
                                                         399                  $9.61000
                                                         399                  $9.62000
                                                         342                  $9.63000
                                                       1,026                  $9.64000
                                                       2,166                  $9.65000
                                                         342                  $9.66000
                                                         114                  $9.67000
                                                         114                  $9.68000
                                                         456                  $9.69000
                                                      17,100                  $9.70000
                                                          57                  $9.72000
                                                         228                  $9.73000
                                                         627                  $9.74000
                                                      14,478                  $9.75000
                                                       5,472                  $9.76000
                                                       2,166                  $9.77000
                                                       9,804                  $9.78000
                                                       1,539                  $9.79000
                                                       5,358                  $9.80000
                                                       3,135                  $9.86000
                                                         627                  $9.88000
                                                       4,218                  $9.94000
                                                         855                  $9.95000

        LB Interstate LP,  LLC       08/02/06            171                  $9.65000
                                                       1,710                  $9.66000
                                                         798                  $9.67000
                                                         741                  $9.68000
                                                       3,477                  $9.69000
                                                         684                  $9.70000
                                                      10,488                  $9.72000
                                                          57                  $9.73000
                                                         114                  $9.74000
                                                       8,322                  $9.75000
                                                       1,824                  $9.76000
                                                       2,280                  $9.77000
                                                         114                  $9.78000
                                                         969                  $9.79000
                                                       9,975                  $9.80000
                                                       3,819                  $9.83000
                                                       9,633                  $9.85000
                                                         114                  $9.86000
                                                         171                  $9.87000
                                                         399                  $9.88000
                                                         912                  $9.89000
                                                         171                  $9.90000
                                                         114                  $9.91000
                                                       1,140                  $9.92000
                                                       1,140                  $9.93000
                                                         570                  $9.94000
                                                         171                  $9.95000
                                                         285                  $9.96000
                                                         912                  $9.97000
                                                       1,995                  $9.98000

        LB Interstate LP,  LLC       08/03/06            228                  $9.56000
                                                         228                  $9.61000
                                                         114                  $9.65000
                                                         912                  $9.66000
                                                         969                  $9.70000
                                                         399                  $9.71000
                                                         798                  $9.72000
                                                         855                  $9.73000
                                                         627                  $9.74000
                                                         456                  $9.79000
                                                         513                  $9.80000
                                                          57                  $9.81000
                                                         399                  $9.82000
                                                       1,368                  $9.84000
                                                         171                  $9.85000
                                                       2,679                  $9.86000
                                                         969                  $9.87000
                                                       2,223                  $9.88000
                                                       2,280                  $9.89000
                                                         969                  $9.90000
                                                       3,135                  $9.91000
                                                         798                  $9.92000
                                                       1,824                  $9.95000
                                                       3,363                  $9.96000
                                                       4,560                  $9.97000
                                                       5,130                  $9.98000
                                                       6,555                  $9.99000

        LB Interstate LP,  LLC       08/07/06          8,835                  $9.32000
                                                       4,560                  $9.33000
                                                       6,669                  $9.34000
                                                      10,431                  $9.35000
                                                         741                  $9.36000
                                                       3,420                  $9.37000
                                                       3,420                  $9.38000
                                                       1,083                  $9.39000
                                                         570                  $9.40000
                                                         456                  $9.41000

        LB Interstate LP,  LLC       08/08/06          3,078                   $9.2000
                                                          57                   $9.2100
                                                         114                   $9.2300
                                                       4,047                   $9.2500
                                                         513                   $9.2700
                                                         627                   $9.2800
                                                         741                   $9.2900
                                                      10,203                   $9.3000
                                                         285                   $9.3300
                                                          57                   $9.3400
                                                      12,084                   $9.3500
                                                         399                   $9.3600
                                                       7,125                   $9.3700
                                                      10,203                   $9.3800
                                                         342                   $9.3900
                                                       7,125                   $9.4000
                                                       1,710                   $9.5000
                                                         513                   $9.5800
                                                         456                   $9.5900
                                                         627                   $9.6000
                                                          57                   $9.6100
                                                          57                   $9.6200
                                                         342                   $9.6500
                                                         171                   $9.6900
                                                         171                   $9.7000
                                                         285                   $9.7100
                                                       1,539                   $9.7200
                                                       1,254                   $9.7300
                                                       2,508                   $9.7400
                                                       1,368                   $9.7500
                                                         798                   $9.7600
                                                         684                   $9.7700
                                                       2,679                   $9.7800
                                                       5,586                   $9.7900
                                                      15,048                   $9.8000
                                                       4,845                   $9.8100
                                                       2,565                   $9.8200
                                                         969                   $9.8300
                                                       3,876                   $9.8400
                                                       1,368                   $9.8500
                                                       3,078                   $9.8600
                                                          57                   $9.8700
                                                         228                   $9.8800
                                                         342                   $9.8900
                                                         114                   $9.9100
                                                         228                   $9.9200
                                                       1,140                   $9.9400
                                                         228                   $9.9500
                                                       1,995                   $9.9600
                                                         114                   $9.9700

        LB Interstate LP,  LLC       08/09/06          1,938                   $9.3700
                                                       1,140                   $9.3900
                                                       6,327                   $9.4000
                                                         171                   $9.4100
                                                          57                   $9.4200
                                                         399                   $9.4300
                                                          57                   $9.4400
                                                         228                   $9.4500
                                                          57                   $9.4600
                                                         228                   $9.4700
                                                         171                   $9.5500
                                                         171                   $9.5600
                                                         513                   $9.6000
                                                         456                   $9.6100
                                                       1,197                   $9.6200
                                                         114                   $9.6300
                                                         342                   $9.6400
                                                         114                   $9.6700
                                                         342                   $9.6900
                                                         684                   $9.7000
                                                         171                   $9.7100
                                                         627                   $9.7200
                                                         912                   $9.7400
                                                       1,425                   $9.9100
                                                       8,550                   $9.9700

        LB Interstate LP,  LLC       08/10/06          2,508                   $9.0000
                                                         912                   $9.0100
                                                         855                   $9.0200
                                                         285                   $9.0300
                                                         513                   $9.0400
                                                       1,254                   $9.0500
                                                         114                   $9.0600
                                                       1,254                   $9.0700
                                                       3,534                   $9.0800
                                                       1,197                   $9.0900
                                                         627                   $9.1000
                                                         456                   $9.1100
                                                         684                   $9.1200
                                                         285                   $9.1300
                                                       1,026                   $9.1400
                                                       1,824                   $9.1500
                                                       1,539                   $9.1600
                                                       7,068                   $9.1700
                                                       3,477                   $9.1800
                                                       1,539                   $9.1900
                                                       3,306                   $9.2000
                                                         513                   $9.2100
                                                         399                   $9.2200
                                                         570                   $9.2300
                                                         171                   $9.2400
                                                       2,280                   $9.2500
                                                          57                   $9.2700
                                                         798                   $9.2800
                                                         627                   $9.2900
                                                       1,539                   $9.3000
                                                          57                   $9.3200
                                                         171                   $9.3500
                                                         171                   $9.3700
                                                         285                   $9.3800
                                                         114                   $9.3900
                                                       1,482                   $9.4000
                                                         684                   $9.4100
                                                         912                   $9.4200
                                                         228                   $9.4300
                                                         228                   $9.4400
                                                         399                   $9.4500
                                                       2,166                   $9.4600
                                                         399                   $9.4700
                                                         456                   $9.4900
                                                         171                   $9.5000
                                                         114                   $9.5100
                                                         399                   $9.5200
                                                       1,311                   $9.5300
                                                         399                   $9.5400
                                                       3,021                   $9.5500
                                                         912                   $9.5600
                                                         171                   $9.5700
                                                         798                   $9.5800
                                                         741                   $9.5900

        LB Interstate LP,  LLC       08/11/06          1,539                   $9.0300
                                                       4,731                   $9.0400
                                                       3,762                   $9.0600
                                                       6,838                   $9.0700
                                                       2,733                   $9.0800
                                                       3,591                   $9.0900
                                                       3,197                   $9.1000
                                                       5,643                   $9.1100
                                                       2,565                   $9.1200
                                                       2,223                   $9.1300
                                                       2,166                   $9.1400
                                                         399                   $9.1500
                                                       2,736                   $9.1600
                                                       1,589                   $9.1700
                                                       1,083                   $9.1900
                                                       1,083                   $9.2000
                                                       5,130                   $9.2100
                                                       3,933                   $9.2200
                                                       3,876                   $9.2300
                                                       1,824                   $9.2400
                                                         285                   $9.2600
                                                         252                   $9.2700



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Item 6 is hereby further amended by adding the following paragraph as a new final paragraph:

     On June 30, 2006 each of (i) LB Interstate GP LLC and LB Interstate LP LLC, (ii) KA/LB IHR II, L.P. and (III) KFP/LB IHR II, LP entered into a Written Plan for Trading of Securities ("SALES PLAN") with Lehman Brothers Inc. in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Each Sales Plan is effective from July 15, 2006 to November 15, 2006 and covers all the shares of Common Stock owned by the relevant seller.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 16, 2006

                                        LB INTERSTATE GP LLC

                                        By: /s/
                                           --------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory


                                        LB INTERSTATE LP LLC

                                        By: /s/
                                           --------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory


                                        PAMI LLC

                                        By: /s/
                                           --------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory


                                        PROPERTY ASSET MANAGEMENT INC.

                                        By: /s/
                                           --------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory


                                        LEHMAN ALI INC.

                                        By: /s/
                                           --------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory


                                        LEHMAN BROTHERS HOLDINGS INC.

                                        By: /s/
                                           --------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory


                                        KFP INTERSTATE ASSOCIATES, LLC

                                        By: /s/
                                           --------------------------------
                                           Name:  Jaffer Khimji
                                           Title: Authorized Signatory


                                        KFP INTERSTATE, LLC

                                        By: /s/
                                           --------------------------------
                                           Name:  Jaffer Khimji
                                           Title: Authorized Signatory


                                        GROSVENOR, LC

                                        By: /s/
                                           --------------------------------
                                           Name:  Jaffer Khimji
                                           Title: Authorized Signatory


                                        QUADRANGLE TRUST COMPANY (BVI) LIMITED
                                          AS TRUSTEE OF THE NEWLYN TRUST

                                        By: /s/
                                           --------------------------------
                                           Name:  Nicholas Lane / Miles Walton
                                           Title: Authorized Signatories


                                        KFP HOLDINGS, LTD.

                                        By: /s/
                                           --------------------------------
                                           Name:  Jaffer Khimji
                                           Title: Authorized Signature


                                        KARIM ALIBHAI

                                             /s/
                                        -----------------------------------



                                        KFP/LB IHR II, LP

                                        By:  KFP/LB IHR GP, LLC,
                                             its General Partner

                                             By: /s/
                                                ---------------------------
                                             Name:  Jaffer Khimji
                                             Title: Authorized Signatory


                                         KFP/LB IHR GP, LLC

                                         By: /s/
                                            -------------------------------
                                            Name:  /s/ Jaffer Khimji
                                            Title: Authorized Signatory


                                         KA/LB IHR II, LP

                                         By:  KA/LB IHR GP, LLC,
                                              its General Partner

                                              By: /s/
                                                 --------------------------
                                                 Name:  Karim Alibhai
                                                 Title: Managing Member


                                         KA/LB IHR GP, LLC

                                         By: /s/
                                            -------------------------------
                                            Name:  Karim Alibhai
                                            Title: Managing Member


                                         CG VENTURES/LB IHR II, LP

                                         By:  CG Ventures/LB IHR GP, LLC,
                                              its General Partner

                                              By: /s/
                                                 --------------------------
                                                 Name:  Haider Alibhai Ukani
                                                 Title: Vice President


                                         CG VENTURES/LB IHR GP, LLC

                                         By: /s/
                                            -------------------------------
                                            Name:  Haider Alibhai Ukani
                                            Title: Vice President


                                         HAIDER ALIBHAI UKANI

                                          /s/
                                        -----------------------------------

                       LEHMAN BROTHERS HOLDINGS INC.

                             BOARD OF DIRECTORS


NAME/TITLE                                        BUSINESS ADDRESS

MICHAEL L. AINSLIE                                Lehman Brothers
Holdings Inc.
Private Investor and former                       745 Seventh Avenue
President and Chief Executive                     New York, State 10019
Officer of Sotheby's Holdings

JOHN F. AKERS                                     Lehman Brothers
Holdings Inc.
Retired Chairman of International                 745 Seventh Avenue
Business Machines Corporation                     New York, NY 10019

ROGER S. BERLIND                                  Lehman Brothers
Holdings Inc.
Theatrical Producer                               745 Seventh Avenue
                                                  New York, NY 10019

THOMAS H. CRUIKSHANK                              Lehman Brothers
Holdings Inc.
Retired Chairman and Chief Executive              745 Seventh Avenue
Officer of Halliburton Company                    New York, NY 10019

MARSHA JOHNSON EVANS                              Lehman Brothers
Holdings Inc.
President and Chief Executive Officer             745 Seventh Avenue
of American Red Cross                             New York, State 10019

RICHARD S. FULD, JR.                              Lehman Brothers
Holdings Inc.
Chairman and Chief Executive Officer              745 Seventh Avenue
                                                  New York, State 10019

SIR CHRISTOPHER GENT                              Lehman Brothers
Holdings Inc.
Non-Executive Chairman of GlaxoSmithKline plc.    745 Seventh Avenue
                                                  New York, State 10019

ROLAND A. HERNANDEZ                               Lehman Brothers
Holdings Inc.
Retired Chairman and Chief Executive              745 Seventh Avenue
Officer of Telemundo Group, Inc.                  New York, State 10019

HENRY KAUFMAN                                     Lehman Brothers
Holdings Inc.
President of Henry Kaufman                        745 Seventh Avenue
& Company, Inc.                                   New York, State 10019

JOHN D. MACOMBER                                  Lehman Brothers
Holdings Inc.
Principal of JDM Investment Group                 745 Seventh Avenue
                                                  New York, State 10019


All of the above individuals are citizens of the country-region United States,except for Sir Christopher Gent, who is a citizen of the place country-region United Kingdom.

                             EXECUTIVE OFFICERS


NAME/TITLE                                        BUSINESS ADDRESS

RICHARD S. FULD, JR.                              Lehman Brothers
Holdings Inc.
Chairman and Chief Executive Officer              745 Seventh Avenue
                                                  New York, State 10019

JONATHAN E. BEYMAN                                Lehman Brothers
Holdings Inc.
Chief of Operations and Technology                745 Seventh Avenue
                                                  New York, State 10019

DAVID GOLDFARB                                    Lehman Brothers
Holdings Inc.
Chief Administrative Officer                      745 Seventh Avenue
                                                  New York, State 10019

JOSEPH M. GREGORY                                 Lehman Brothers
Holdings Inc.
President and Chief Operating Officer             745 Seventh Avenue
                                                  New York, State 10019

CHRISTOPHER O'MEARA                               Lehman Brothers
Holdings Inc.
Chief Financial Officer and Controller            745 Seventh Avenue
                                                  New York, State 10019

THOMAS A. RUSSO                                   Lehman Brothers
Holdings Inc.
Chief Legal Officer                               745 Seventh Avenue
                                                  New York, State 10019


All above individuals are citizens of the place country-region United States.

                            LEHMAN BROTHERS INC.

                             BOARD OF DIRECTORS


NAME/TITLE                                        BUSINESS ADDRESS

HOWARD L. CLARK, JR.                              Lehman Brothers
Holdings Inc.
Vice Chairman                                     745 Seventh Avenue
                                                  New York, State 10019

THOMAS A CRUIKSHANK                               Lehman Brothers
Holdings Inc.
Retired Chairman and Chief                        745 Seventh Avenue
Executive Officer of Halliburton                  New York, State 10019
Company

FREDERICK FRANK                                   Lehman Brothers
Holdings Inc.
Vice Chairman                                     745 Seventh Avenue
                                                  New York, State 10019

RICHARD S. FULD, JR.                              Lehman Brothers
Holdings Inc.
Chairman and Chief Executive Officer              745 Seventh Avenue
                                                  New York, State 10019

HARVEY M. KRUEGER                                 Lehman Brothers
Holdings Inc.
Vice Chairman                                     745 Seventh Avenue
                                                  New York, State 10019

All above individuals are citizens of the place country-region United States.

                            LEHMAN BROTHERS INC.

                             EXECUTIVE OFFICERS


NAME/TITLE                                       BUSINESS ADDRESS

RICHARD S. FULD, JR.                             Lehman Brothers
Holdings Inc.
Chairman and Chief Executive Officer             745 Seventh Avenue
                                                 New York, State 10019

DAVID GOLDFARB                                   Lehman Brothers
Holdings Inc.
Chief Administrative Officer                     745 Seventh Avenue
                                                 New York, State 10019

JOSEPH M. GREGORY                                Lehman Brothers
Holdings Inc.
President and Chief Operating Officer            745 Seventh Avenue
                                                 New York, State 10019

JONATHAN E. BEYMAN                               Lehman Brothers
Holdings Inc.
Chief of Operations and Technology               745 Seventh Avenue
                                                 New York, State 10019

CHRISTOPHER M. O'MEARA                           Lehman Brothers
Holdings Inc.
Chief Financial Officer and Controller           745 Seventh Avenue
                                                 New York, State 10019

THOMAS A. RUSSO                                  Lehman Brothers
Holdings Inc.
Chief Legal Officer                              745 Seventh Avenue
                                                 New York, State 10019

All above individuals are citizens of the place country-region United States


                       PROPERTY ASSET MANAGEMENT INC.

                             BOARD OF DIRECTORS

David S. Broderick
Yon K. Cho
Mark A. Walsh


Brett Bossung MANAGING DIRECTOR
Kevin W. Dinnie MANAGING DIRECTOR
Greengrove, Keith MANAGING DIRECTOR
Michael J. McNamara MANAGING DIRECTOR
Mark H. Newman MANAGING DIRECTOR
Parkes, Gerald MANAGING DIRECTOR


Michael A. Barr Senior Vice President
Karen E. Blakely Senior Vice President
David S. Broderick Senior Vice President
Carpenter, Brad Senior Vice President
Fischer, Keith Senior Vice President
ALAN J. KANDERS Senior Vice President
Anne J. Lemonnier Senior Vice President
Truzzolino, Jerry Senior Vice President

LEHMAN ALI INC

BOARD OF DIRECTORS

David S. Broderick
Yon K. Cho
Mark A. Walsh

Harry Bruni MANAGING DIRECTOR


Theodore P. Janulis Senior Vice President
Kurt A. Locher Senior Vice President
Mark A. Walsh Senior Vice President